EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of Lakefront Biotherapeutics NV dated as of June 23, 2026 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(2) under the Securities Exchange Act of 1934, as amended.
Dated: June 23, 2026
Madison Avenue International LP

By: /s/ Eli Samaha
    Eli Samaha, as Manager of Madison Avenue GP, LLC, its General Partner

Madison Avenue Partners, LP

By: /s/ Eli Samaha
    Eli Samaha, as Managing Member of EMAI Management, LLC, its General Partner

EMAI Management, LLC

By: /s/ Eli Samaha
    Eli Samaha, as Managing Member

Madison Avenue GP, LLC

By: /s/ Eli Samaha
    Eli Samaha, as Manager

Caraway Jackson Investments LLC

By: /s/ Eli Samaha
    Eli Samaha, as Member

/s/ Eli Samaha
Eli Samaha